Exhibit 21

                               THERMO VOLTEK CORP.

                         Subsidiaries of the Registrant


        At February 28, 1998, the Registrant owned the following companies:


                                     State or Jurisdiction     Registrant's %
    Name                                of Incorporation        of Ownership
    -------------------------------------------------------------------------

    Comtest Europe B.V.                The Netherlands              100%
      Comtest Instrumentation, B.V.    The Netherlands              100%
      Comtest Italia S.R.L.                 Italy                   100%
      Comtest Limited                   United Kingdom              100%
        Milmega Limited                 United Kingdom              100%
    TVL Securities Corporation             Delaware                 100%
    UVC Realty Corp.                       New York                 100%